Exhibit 99.1

CARRIZO OIL & GAS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	September 30, 2013
	Historical	Pro Forma Adjustments for Sale to EnerVest		Pro Forma
	(In thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,728	$101,930	(1)	$107,658
Accounts receivable, net and other current assets	131,437	15,837	(1)	147,274
Total current assets	137,165	117,767		254,932
TOTAL PROPERTY AND EQUIPMENT, NET	1,901,072	(249,495)	(2)	1,651,577
OTHER ASSETS	33,758	—		33,758
TOTAL ASSETS	$2,071,995	$(131,728)		$1,940,267

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES	354,064	—		354,064
LONG-TERM DEBT, NET OF DEBT DISCOUNT	987,074	(87,000)	(1)	900,074
ASSET RETIREMENT OBLIGATIONS	6,341	(445)	(3)	5,896
DEFERRED INCOME TAXES	32,796	(15,499)	(4)	17,297
OTHER LIABILITIES	23,642	—		23,642
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY	668,078	(28,784)	(5)	639,294
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,071,995	$(131,728)		$1,940,267

See the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

CARRIZO OIL & GAS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	For the Nine Months Ended September 30, 2013
	Historical	Pro Forma Adjustments for Sale to EnerVest		Pro Forma
	(In thousands, except per share amounts)
OIL AND GAS REVENUES	$390,454	$(30,624)	(1)	$359,830
COSTS AND EXPENSES
Lease operating	34,926	(5,649)	(1)	29,277
Production tax	14,687	(503)	(1)	14,184
Ad valorem tax	6,848	(298)	(1)	6,550
Depreciation, depletion and amortization	151,232	7,573	(2)	158,805
General and administrative	53,722	—		53,722
Accretion expense related to asset retirement obligations	355	(31)	(3)	324
TOTAL COSTS AND EXPENSES	261,770	1,092		262,862
OPERATING INCOME (LOSS)	128,684	(31,716)		96,968
OTHER INCOME AND EXPENSES
Gain (loss) on derivative instruments, net	(16,486)	—		(16,486)
Interest expense	(64,158)	527	(4)	(63,631)
Capitalized interest	21,791	(2,761)	(5)	19,030
Other income (expense), net	95	—		95
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	69,926	(33,950)		35,976
INCOME TAX (EXPENSE) BENEFIT	(25,853)	11,883	(6)	(13,970)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	$44,073	$(22,067)		$22,006

NET INCOME (LOSS) FROM CONTINUING OPERATIONS PER COMMON SHARE
Basic	$1.10			$0.55
Diluted	$1.09			$0.54
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	40,083			40,083
Diluted	40,601			40,601

See the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

CARRIZO OIL & GAS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	For the Year Ended December 31, 2012
	Historical	Pro Forma Adjustments for Sale to Atlas		Pro Forma Adjustments for Sale to EnerVest		Pro Forma
	(In thousands, except per share amounts)

OIL AND GAS REVENUES	$368,180	$(6,878)	(1)	$(34,340)	(1)	$326,962
COSTS AND EXPENSES
Lease operating	31,471	(3,664)	(1)	(9,560)	(1)	18,247
Production tax	13,542	(67)	(1)	(537)	(1)	12,938
Ad valorem tax	9,813	(547)	(1)	(2,679)	(1)	6,587
Depreciation, depletion and amortization	165,621	(715)	(2)	(75)	(2)	164,831
General and administrative	48,708	—		—		48,708
Accretion expense related to asset retirement obligations	372	(26)	(3)	(42)	(3)	304
TOTAL COSTS AND EXPENSES	269,527	(5,019)		(12,893)		251,615
OPERATING INCOME (LOSS)	98,653	(1,859)		(21,447)		75,347
OTHER INCOME AND EXPENSES
Gain (loss) on derivative instruments, net	31,371	—		—		31,371
Interest expense	(73,006)	1,431		1,431	(4)	(70,144)
Capitalized interest	24,848	(755)		(3,021)	(5)	21,072
Other income (expense), net	267	—		—		267
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	82,133	(1,183)		(23,037)		57,913
INCOME TAX (EXPENSE) BENEFIT	(30,956)	414	(6)	8,063	(6)	(22,479)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	$51,177	$(769)		$(14,974)		$35,434

NET INCOME (LOSS) FROM CONTINUING OPERATIONS PER COMMON SHARE
Basic	$1.29					$0.90
Diluted	$1.28					$0.89
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	39,591					39,591
Diluted	40,026					40,026

See the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

CARRIZO OIL & GAS, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION
On October 31, 2013, the Company closed on the previously announced definitive agreement to sell, effective July 1, 2013, substantially all of its remaining oil and gas assets in the Barnett Shale (the “EnerVest Properties”) to EnerVest Energy Institutional Fund XIII-A, L.P., EnerVest Energy Institutional Fund XIII-WIB, L.P., EnerVest Energy Institutional Fund XIII-WIC, L.P., EV Properties, L.P., and EnerVest Holding, L.P. (collectively, “Enervest”). The effective date of this sale was July 1, 2013. The Company received net cash proceeds of approximately $188.9 million at the closing and, as a consequence of certain post-closing adjustments and holdbacks, the Company could receive up to an additional $20.2 million in cash proceeds. EnerVest also agreed to assume certain liabilities and contractual obligations. The following unaudited pro forma financial information is presented to illustrate the effect of the Company’s disposition of these properties on its historical financial position and operating results. The unaudited pro forma balance sheet as of September 30, 2013 is based on the historical statements of the Company as of September 30, 2013 after giving effect to the sale of the EnerVest Properties as if the disposition had occurred on September 30, 2013. The unaudited pro forma statements of operations for the nine months ended September 30, 2013 and the year ended December 31, 2012 are based on the historical financial statements of the Company after giving effect to the transaction as if the disposition had occurred on January 1, 2012. The unaudited pro forma statements of operations for the year ended December 31, 2012 also give effect to the sale of a significant portion of the Company's Barnett Shale properties to Atlas Resource Partners, L.P. ("Atlas Properties") which closed in the second quarter of 2012, as if the disposition had occurred on January 1, 2012. The unaudited pro forma financial information should be read in conjunction with the Company’s historical consolidated financial statements and notes thereto contained in the Company’s 2012 Annual Report on Form 10-K, filed on February 27, 2013, and its quarterly reports filed on May 10, 2013 and August 7, 2013.
The preparation of the unaudited pro forma consolidated financial information is based on financial statements prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the use of estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.
The unaudited pro forma consolidated financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations would have been had the transaction occurred on the respective date assumed, nor is it necessarily indicative of the Company’s future operating results. However, the pro forma adjustments reflected in the accompanying unaudited pro forma consolidated financial information reflect estimates and assumptions that the Company’s management believes to be reasonable.
The proved reserves attributable to the EnerVest Properties represented 40% of the Company's proved reserves as of September 30, 2013 and therefore the sale significantly altered the relationship between capitalized costs and proved oil and gas reserves attributable to our U.S. cost center, resulting in a pro forma $44.3 million pre-tax loss on the sale of the EnerVest Properties as of September 30, 2013. The loss on the sale has been reflected as a $28.8 million after-tax adjustment to equity in the pro forma balance sheet, rather than an adjustment to the pro forma statements of operations. In addition, the sale of the EnerVest Properties resulted in an increase in the pro forma depreciation, depletion and amortization rate to $28.88 per Boe and $31.79 per Boe for the nine months ended September 30, 2013 and for the year ended December 31, 2012, respectively, as compared to the Company's historical depreciation, depletion and amortization rate of $19.59 per Boe and $17.55 per Boe for the nine months ended September 30, 2013 and for the year ended December 31, 2012, respectively.
2. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
The unaudited pro forma condensed consolidated balance sheet at September 30, 2013 reflects the following pro forma adjustments:

(1)
Reflect the expected net proceeds to be received from the divestiture of EnerVest Properties and the use of a portion of those net proceeds to repay the amounts outstanding under the Company’s senior secured revolving credit facility with the remaining proceeds invested in cash and cash equivalents.

(2)	Eliminate the unproved and allocated proved oil and gas property costs of the EnerVest Properties.

(3)	Eliminate the asset retirement obligations associated with the EnerVest Properties.

(4)	Eliminate the deferred income taxes associated with the disposition of the EnerVest Properties.

(5)	Reflect the estimated $28.8 million after-tax loss on the sale of the EnerVest Properties.

3. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2013 reflects the following pro forma adjustments:

(1)	Eliminate the revenues and direct operating expenses of the EnerVest Properties.

(2)	Adjust depreciation, depletion and amortization to give effect to the sale of the EnerVest Properties.

(3)	Eliminate the accretion expense related to asset retirement obligations associated with the EnerVest Properties.

(4)	Reduce interest expense resulting from the application of a portion of the net proceeds as a reduction of the amounts outstanding under the Company’s senior secured revolving credit facility.

(5)	Reduce capitalized interest resulting from the reduction in unproved property costs associated with the EnerVest Properties.

(6)	Record income tax effect of the pro forma adjustments using the U.S. federal statutory rate of 35%.
4. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2012 reflects the following pro forma adjustments:

(1)	Eliminate the revenues and direct operating expenses of the Atlas Properties and EnerVest Properties.

(2)	Adjust depreciation, depletion and amortization to give effect to the sale of the Atlas Properties and EnerVest Properties.

(3)	Eliminate the accretion expense related to asset retirement obligations associated with the Atlas Properties and EnerVest Properties.

(4)	Reduce interest expense resulting from the application of a portion of the net proceeds as a reduction of the amounts outstanding under the Company’s senior secured revolving credit facility.

(5)	Reduce capitalized interest resulting from the reduction in unproved property costs associated with the Atlas Properties and EnerVest Properties.

(6)	Record income tax effect of the pro forma adjustments using the U.S. federal statutory rate of 35%.